Exhibit 99.1

For Immediate Release

Contacts: Arbor Realty Trust, Inc. Paul Elenio, Chief Financial Officer 516-506-4422 pelenio@arbor.com	Investors: Amy Glynn/Stephanie Carrington The Ruth Group 646-536-7023 / 7017 aglynn@theruthgroup.com scarrington@theruthgroup.com

Media:
Bonnie Habyan, EVP of Marketing
516-506-4615
bhabyan@arbor.com

Arbor Realty Trust Announces the Appointment of

Stanley Kreitman to the Board of Directors

UNIONDALE, NY (March 4, 2013) — Arbor Realty Trust, Inc. (NYSE: ABR), a real estate investment trust focused on investing in a diversified portfolio of multifamily and commercial real estate related bridge and mezzanine loans, preferred equity investments, mortgage related securities and other real estate related assets, today announced the appointment of Stanley Kreitman to its Board of Directors as an independent member effective immediately.

Mr. Kreitman is the Chairman of the Board of Manhattan Associates, LLC and was deeply involved in the founding of Signature Bank, where he currently serves on the Advisory Board.  In addition, he was President of United States Banknote Corporation until he retired in 1994.

Mr. Kreitman is the former Chairman of the New York City Board of Corrections and a former Chairman of the Board of Trustees of the New York Institute of Technology.

“Stanley comes to Arbor with extensive experience as a business executive and civic leader, having held senior roles for many corporations and having served on notable boards for numerous profit, non-profit and educational institutions throughout his long and successful career.” said Ivan Kaufman, President and CEO of Arbor Realty Trust. “We look forward to the many contributions he is certain to make during his tenure as a board member for Arbor Realty Trust.”

Mr. Kreitman holds a Bachelor of Science degree from New York University School of Commerce and a Doctor of Laws Honoris Causa from New York Institute of Technology.

About Arbor Realty Trust, Inc.

Arbor Realty Trust, Inc. is a real estate investment trust, which invests in a diversified portfolio of multifamily and commercial real estate related bridge and mezzanine loans, preferred equity investments, mortgage related securities and other real estate related assets. Arbor commenced operations in July 2003 and conducts substantially all of its operations through its operating partnership, Arbor Realty Limited Partnership and its subsidiaries. Arbor is externally managed and advised by Arbor Commercial Mortgage, LLC, a national commercial real estate finance company operating through 14 offices in the U.S. that specializes in debt and equity financing for multifamily and commercial real estate.

Safe Harbor Statement

Certain items in this press release may constitute forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These statements are based on management’s current expectations and beliefs and are subject to a number of trends and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. Arbor can give no assurance that its expectations will be attained. Factors that could cause actual results to differ materially from Arbor’s expectations include, but are not limited to, continued ability to source new investments, changes in interest rates and/or credit spreads, changes in the real estate markets, and other risks detailed in Arbor’s Annual Report on Form 10-K for the year ended December 31, 2012 and its other reports filed with the SEC. Such forward-looking statements speak only as of the date of this press release. Arbor expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in Arbor’s expectations with regard thereto or change in events, conditions, or circumstances on which any such statement is based.